U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

  KORNSTEIN               DON                      R.
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   (Last)               (First)                 (Middle)

1110 PALMS AIRPORT DRIVE
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                                    (Street)

LAS VEGAS                 NV                    89119
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   JACKPOT ENTERPRISES, INC. (J)
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

   ###-##-####
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4. Statement for Month/Year

   September 1999
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |X|   Director                             |_|   10% Owner
   |X|   Officer (give title below)           |_|   Other (specify below)

         PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR
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7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|  Form filed by one Reporting Person
   |_|  Form filed by more than one Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
------------------------------------------------------------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


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

FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                            9.       10.
                                                                                                            Number   Owner-
                                                                                                            of       ship
                 2.                                                                                         Deriv-   Form of
                 Conver-                    5.                              7.                              ative    Deriv-  11.
                 sion                       Number of                       Title and Amount                Secur-   ative   Nature
                 of                         Derivative    6.                of Underlying          8.       ities    Secur-  of
                 Exer-             4.       Securities    Date              Securities             Price    Bene-    ity:    In-
                 cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)       of       ficially Direct  direct
                 Price    Trans-   action   or Disposed   Expiration Date   ---------------------  Deriv-   Owned    (D) or  Bene-
1.               of       action   Code     of(D)         (Month/Day/Year)                 Amount  ative    at End   In-     ficial
Title of         Deriv-   Date     (Instr.  (Instr. 3,    ----------------                 or      Secur-   of       direct  Owner-
Derivative       ative    (Month/  8)       4 and 5)      Date     Expira-                 Number  ity      Month    (I)     ship
Security         Secur-   Day/     ------   ------------  Exer-    tion                    of      (Instr.  (Instr.  (Instr. (Instr.
(Instr. 3)       ity      Year)    Code V    (A)   (D)    cisable  Date     Title          Shares  5)       4)       4)      4)
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
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Option to Buy     $9.2500                                 09/08/95 09/08/04 Common Stock   233333           233333    D
Common Stock                                                                Par Value $.01
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Option to Buy     $9.2500                                 09/08/96 09/08/04 Common Stock   233333           233333    D
Common Stock                                                                Par Value $.01
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Option to Buy     $9.2500                                 09/08/97 09/08/04 Common Stock   233334           233334    D
Common Stock                                                                Par Value $.01
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Option to Buy    $10.7500                                 09/30/95 06/30/00 Common Stock    27500            27500    D
Common Stock                                                                Par Value $.01
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Option to Buy    $10.0000                                 09/30/96 06/30/01 Common Stock    27500            27500    D
Common Stock                                                                Par Value $.01
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Option to Buy    $11.5000                                 09/30/97 06/30/02 Common Stock    27500            27500    D
Common Stock                                                                Par Value $.01
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Option to Buy     $9.9375                                 09/30/98 06/30/03 Common Stock    27500            27500    D
Common Stock                                                                Par Value $.01
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Option to Buy      8.7500  6/30/99  A        27500        09/30/99 06/30/04 Common Stock    27500   8.7500   27500    D
Common Stock                                                                Par Value $.01
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Option to Buy      9.0000  9/14/99  A        15000        09/14/00 09/14/09 Common Stock    15000   9.0000   15000    D
Common Stock                                                                Par Value $.01
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Option to Buy      9.0000  9/14/99  A        15000        09/14/01 09/14/09 Common Stock    15000   9.0000   15000    D
Common Stock                                                                Par Value $.01
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
Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Don R. Kornstein                                            10/12/99
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** Signature of Reporting Person                                  Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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